Exhibit 10.1
Amendment No. 2 to Employment Agreement
Between
Cincinnati Bell Inc. and John F. Cassidy
     The employment agreement between Cincinnati Bell Inc. and John F. Cassidy with an effective date of January 1,1999, and amended as of September 20, 2002, is hereby further amended to reflect a revised payment amount under Section 13. E. effective as of July 26, 2005.
The third sentence of Section 13. E. is amended to read in its entirety as follows:
     In the event of a termination under this Section 13.E., Employer shall pay Employee an amount equal to 2.99 times the sum of the annual Base Salary rate in effect at the time of termination and the Bonus target in effect at the time of termination, all stock options shall become immediately exercisable (and Employee shall be afforded the opportunity to exercise them), the restrictions applicable to all restricted stock shall lapse and any long term awards shall be paid out at target.
All capitalized terms used in this amendment shall have the meanings ascribed to them in the Employment Agreement. All other terms and conditions of the Employment Agreement not specifically mentioned herein shall remain in full force and effect as previously agreed upon by the parties.

CINCINNATI BELL INC.	EMPLOYEE

By: Phillip R. Cox	John F. Cassidy
Its: Chairman of the Board of Directors